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InfuSystem Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

MESON CAPITAL PARTNERS LLC

MESON CAPITAL PARTNERS LP

RYAN J. MORRIS

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.

GLOBAL UNDERVALUED SECURITIES FUND, L.P.

GLOBAL UNDERVALUED SECURITIES FUND (QP), L.P.

GLOBAL UNDERVALUED SECURITIES FUND, LTD.

KLEINHEINZ CAPITAL PARTNERS, INC.

KLEINHEINZ CAPITAL PARTNERS LDC

JOHN B. KLEINHEINZ

BOSTON AVENUE CAPITAL LLC

CHARLES M. GILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRESS RELEASE

Concerned InfuSystem Stockholders File Definitive Solicitation Materials to Call a Special Meeting of Stockholders

Urges InfuSystem Stockholders to Promptly Execute Calls for a Special Meeting

January 31, 2012 – Santa Monica, CA – Meson Capital Partners, LLC, Boston Avenue Capital, LLC, and The Global Undervalued Securities Master Fund, LP (the “Concerned InfuSystem Stockholders”) today announced the filing of definitive solicitation materials with the Securities and Exchange Commission calling for written designations from the stockholders of InfuSystem Holdings, Inc. (NYSE Amex:INFU) (“InfuSystem” or the “Company”) to call a special meeting for the removal of the Company’s board and the election of new directors. Stockholders are encouraged to provide designations upon receipt of the solicitation materials. The Concerned InfuSystem Stockholders hold approximately 2.4 million shares or 11.4% of the total outstanding shares of the Company. The Global Undervalued Securities Master Fund, LP has been one of the largest InfuSystem stockholders for the past 4 years. In connection with the solicitation of designations, the Concerned InfuSystem Stockholders are mailing the following letter to stockholders.

Dear Fellow InfuSystem Stockholder:

As stockholders of InfuSystem for as long as the past 4 years, we have been disappointed with the performance of the Company as the stock has lost almost half its value. This culminated with the write down of the entire goodwill balance in 2011. At the same time as the Company’s value has eroded, we believe the board of directors and current executive management have enriched themselves with excessive stock and cash grants. In summary, we believe that the current direction of the Company and the current board of directors are not in the best interests of stockholders.

We are seeking designations from the majority of outstanding shares of InfuSystem to call a special meeting. We urge you to provide us with your designation today. The value of your investment is at stake.

The Company’s “business as usual” approach is not acceptable. On December 13, 2011, we met with Sean McDevitt, CEO and Chairman, and Pat LaVecchia, Vice Chairman of InfuSystem. We explained our dissatisfaction with the performance of the Company and had hoped to achieve something of a mutual understanding on this point. Instead, Mr. McDevitt and Mr. LaVecchia both indicated they were optimistic that they were near to closing new acquisitions that would generate value going forward. When we indicated that this “business as usual” approach had led to disappointing results over the past several years, Mr. McDevitt responded that in fact there had been quite a lot of growth and value creation. We respectfully disagree with this position and believe that a continuation of the historical playbook is a recipe for additional destruction of stockholder value.

During our December meeting with Messrs. McDevitt and LaVecchia, we had asked that the Board consider adding three directors selected by ourselves as concerned stockholders. Our goal was, and continues to be, to install directors who would add value to the Board through industry expertise, corporate governance experience and stockholder accountability. Immediately after our January 18th press release announcing our filing of preliminary solicitation materials, the Company engaged a nationally-known public relations firm – paid for with shareholders’ funds. You should know that, contrary to whatever the Company and its PR firm may claim about our motives, our goal is to increase the value of ALL shares equally, including the roughly 2.4 million shares that we have purchased on the open market.

Further, we believe the existing Board of Directors has lost the confidence of stockholders – and justifiably so. According to the Company’s 2011 Proxy Statement, in 2010, the Board approved the grant of an aggregate $7.9mm in stock awards to Mr. McDevitt and the current members of the Board, of which $6.1mm was granted to Mr. McDevitt. On top of that, the Board compensated Mr. McDevitt and itself with $1.9mm in cash to cover taxes on the associated stock grants.

We believe the reaction of stockholders is evident by the voting results reported in the Company’s May 27, 2011 Current Report on Form 8-K:

•	The current Directors received roughly 5.4mm withhold votes (which did not include any shares held by our group), or 40% of the total shares voted.

•	The Company’s proposed increase to shares for issuance under the 2007 Stock Incentive Plan was opposed by 48% of the shares voted on the proposal.

•

Additionally, Institutional Shareholder Services, the nation’s leading independent voting advisory service, recommended its clients Withhold on ALL directors and Against approval of the increase to the compensation plan. Glass Lewis & Co., another influential advisory service, also recommended Against approval of the compensation plan increase, stating “The Company’s equity-based compensation practices are among the most expensive and liberal we have reviewed.”

Despite what we believe is loud and clear stockholder sentiment, on December 19th, Mr. LaVecchia informed us that the Board had determined that it supported the current management’s strategy and declined our request for new Board appointments. We believe that maintaining the status quo is not in stockholders’ best interests and will continue to erode stockholder value, even while generously compensating existing board members and senior management.

Our solicitation of designations is the first of two steps by which all stockholders may voice their opinion on what is best for the Company going forward. If we deliver designations from holders of a majority of the outstanding shares, the Company must schedule a special meeting within 75 days, at which you will then be able to effect change. Protect the value of your investment by asking the Company to call a special meeting of shareholders TODAY.

Stockholders with questions on how to call the special meeting should call the firm assisting us with the solicitation, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

Thank you for your interest as fellow owners of the Company,

Concerned InfuSystem Stockholders

Investor Contact:

Ryan J. Morris

Managing Partner

Meson Capital Partners LLC

rmorris@mesoncapital.com

607-216-8905

The Definitive Proxy Statement of the Concerned InfuSystem Stockholders’ Solicitation to call a Special Meeting of Stockholders is publicly available at no charge through the website of the Securities and Exchange Commission at http://www.sec.gov. The Definitive Proxy Statement is expected to be mailed to stockholders on or about February 2, 2012.